Bunge Reports Fourth Quarter and Full-Year 2025 Results
St. Louis, MO - February 4, 2026 - Bunge Global SA (NYSE: BG) today reported fourth quarter and full-year 2025 results.
•Full-year GAAP diluted EPS of $4.93 vs. $7.99 in the prior year; $7.57 vs. $9.19 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Q4 GAAP diluted EPS of $0.49 vs. $4.36 in the prior year; $1.99 vs. $2.13 on an adjusted basis excluding certain gains/charges and mark-to-market timing differences
•Higher Q4 adjusted EBIT in all segments, driven by disciplined execution and the Company’s expanded footprint and capabilities
•2025 was a year of significant achievement that strengthened the Company’s position for the future

➢	Overview

Greg Heckman, Bunge’s Chief Executive Officer said, “2025 was a year of significant achievement for Bunge. We completed our transformational combination with Viterra, advanced major growth projects across our global network while successfully navigating evolving markets and geopolitical uncertainty. I’m incredibly proud of how our team executed, integrating two world-class organizations, aligning on our operating model, and beginning to capture operational and commercial synergies.”

“While forward visibility remains limited amid dynamic market conditions, our expanded capabilities, more balanced global footprint and diversified value chains give us the tools to better adapt, manage risk, and continue connecting farmers to global demand for food, feed and fuel in any environment. We look forward to sharing more details on our long-term outlook, synergy capture, and capital allocation priorities at our Investor Day on March 10.”

➢	Financial Highlights

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income attributable to Bunge	$95	$602	$816	$1,137
Net income per share from continuing operations-diluted (a)	$0.49	$4.36	$4.93	$7.99

Mark-to-market timing differences (b)	$0.55	$(1.25)	$1.18	$0.72
Certain (gains) & charges (c)	0.95	(0.98)	1.46	0.48
Adjusted Net income per share from continuing operations-diluted (a) (d)	$1.99	$2.13	$7.57	$9.19

Segment EBIT (d) (e)	$598	$732	$2,329	$2,159
Mark-to-market timing differences (b)	135	(180)	255	163
Certain (gains) & charges (c)	23	(6)	(125)	13
Adjusted Segment EBIT (d)	$756	$546	$2,459	$2,335

Corporate and Other EBIT (d)(f)	$(334)	$35	$(796)	$(367)
Certain (gains) & charges (c)	200	(136)	371	49
Adjusted Corporate and Other EBIT (d)	$(134)	$(101)	$(425)	$(318)

Total EBIT (d)	$264	$767	$1,533	$1,792
Mark-to-market timing differences (b)	135	(180)	255	163
Certain (gains) & charges (c)	223	(142)	246	62
Adjusted Total EBIT (d)	$622	$445	$2,034	$2,017

(a)In the third quarter of 2025, Bunge concluded the sale of Viterra Limited's ("Viterra") business in Hungary, as well as part of Viterra's business in Poland (collectively, the "Divested Business"). The Divested Business was classified as discontinued operations during Bunge's period of ownership.
(b)Mark-to-market timing impact of certain commodity, freight, and foreign exchange contracts, readily marketable inventories ("RMI"), and related economic hedges associated with committed future operating capacity and sales. See note 2 in the Additional Financial Information section of this release for details.
(c)Certain (gains) & charges included in Total earnings before interest and tax ("EBIT") and Net income attributable to Bunge. See Additional Financial Information for details.
(d)Segment earnings before interest and tax ("Segment EBIT"), Adjusted Segment EBIT, Corporate and Other EBIT, Adjusted Corporate and Other EBIT, Total EBIT, Adjusted Total EBIT, and Adjusted Net income per share from continuing operations-diluted are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge's website.
(e)Segment EBIT comprises the aggregate EBIT of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Other Oilseeds Processing and Refining, and Grain Merchandising and Milling reportable segments, and excludes Corporate and Other activities.
(f)Corporate and Other includes salaries and overhead for corporate functions, including acquisition and integration costs related to the Viterra acquisition, that are not allocated to the Company’s individual reporting segments, as well as certain other activities including Bunge Ventures, the Company's captive insurance activities, and accounts receivable securitization activities. Corporate and Other also includes historical results of Bunge's previously recognized Sugar & Bioenergy segment.

➢	Fourth Quarter and Full-Year 2025 Results
Reportable Segments
Soybean Processing and Refining

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Volumes (in thousand metric tons)
Soybeans processed	11,460	9,645	41,013	36,824
Soybeans merchandised	6,912	5,224	20,489	15,399
Refined soy oil production	919	908	3,612	3,528

Net Sales	$11,045	$8,374	$36,313	$31,930

Gross Profit	$374	$602	$1,765	$1,414

Selling, general and administrative expense	$(187)	$(121)	$(552)	$(465)

Foreign exchange gains (losses) - net	$(44)	$(70)	$(35)	$(128)

EBIT attributable to noncontrolling interests	$11	$(20)	$(2)	$(8)

Other income (expense) - net	$—	$13	$27	$110

Income (loss) from affiliates	$3	$5	$22	$(51)

Segment EBIT	$157	$409	$1,225	$872
Mark-to-market timing differences	129	(111)	84	338
Certain (gains) & charges	16	—	16	19
Adjusted Segment EBIT	$302	$298	$1,325	$1,229

Slightly higher segment results were primarily driven by South America, reflecting higher processing and refining results in Argentina and Brazil. In the destination value chain, lower processing results in Europe and origination in the Americas were partially offset by improved results in Asia. Results in North America were lower in both processing and refining.

Higher processed volumes were largely attributable to the combined company’s expanded production capacity in Argentina. Higher merchandised volumes reflected the combined company’s expanded soybean origination footprint.

Softseed Processing and Refining

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Volumes (in thousand metric tons)
Softseeds processed	3,481	2,410	10,751	9,308
Softseeds merchandised	1,621	237	2,763	755
Refined oil production	781	767	2,883	2,903

Net Sales	$4,545	$1,808	$11,252	$6,951

Gross Profit	$234	$198	$677	$854

Selling, general and administrative expense	$(81)	$(42)	$(212)	$(146)

Foreign exchange gains (losses) - net	$36	$(12)	$79	$(27)

EBIT attributable to noncontrolling interests	$(2)	$—	$(4)	$—

Other income (expense) - net	$(4)	$(4)	$(14)	$(18)

Income (loss) from affiliates	$1	$—	$(5)	$—

Segment EBIT	$184	$140	$521	$663
Mark-to-market timing differences	25	(64)	59	(97)
Certain (gains) & charges	—	(1)	—	(1)
Adjusted Segment EBIT	$209	$75	$580	$565

Higher segment results were primarily driven by higher average processing margins and the addition of Viterra's softseed assets and capabilities. In North America, higher processing results were partially offset by slightly lower results in refining. In Europe, results were higher in processing and biodiesel, but lower in refining. In Argentina, results were higher in processing and modestly higher in refining. Results from global softseeds and global oils merchandising activities also increased, reflecting strong execution.

Higher softseed processed volumes primarily reflected the combined company’s increased production capacity in Argentina, Canada, and Europe. Higher merchandised volumes were driven by the company's expanded softseeds origination footprint.

Other Oilseeds Processing and Refining

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Volumes (in thousand metric tons)	586	649	2,467	2,561

Net Sales	$1,191	$1,117	$4,633	$4,151

Gross Profit	$109	$80	$377	$538

Selling, general and administrative expense	$(55)	$(69)	$(231)	$(254)

Foreign exchange gains (losses) - net	$(3)	$—	$(8)	$(21)

EBIT attributable to noncontrolling interests	$(3)	$(3)	$(13)	$(33)

Other income (expense) - net	$(2)	$(2)	$(7)	$(15)

Segment EBIT	$46	$6	$118	$216
Mark-to-market timing differences	22	20	49	(39)
Certain (gains) & charges	—	—	1	—
Adjusted Segment EBIT	$68	$26	$168	$177

Higher segment results reflected stronger specialty oils performances in Asia and North America, along with higher global oils merchandising activity. Results in Europe were in line with the prior year.

Grain Merchandising and Milling

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Volumes (in thousand metric tons)	26,194	8,344	67,166	36,660

Net Sales	$6,982	$2,242	$18,128	$10,073

Gross Profit	$307	$224	$608	$615

Selling, general and administrative expense	$(125)	$(58)	$(391)	$(261)

Foreign exchange (losses) gains – net	$(42)	$(8)	$(83)	$(18)

EBIT attributable to noncontrolling interests	$(5)	$(2)	$(11)	$(2)

Other income (expense) - net	$68	$17	$331	$81

Income (loss) from affiliates	$8	$4	$11	$(7)

Segment EBIT	$211	$177	$465	$408
Mark-to-market timing differences	(41)	(25)	63	(39)
Certain (gains) & charges	7	(5)	(142)	(5)
Adjusted Segment EBIT	$177	$147	$386	$364

Higher segment results were primarily driven by global wheat and barley merchandising and wheat milling, partially offset by lower global corn merchandising and ocean freight. Higher volumes primarily reflected the company’s expanded grain‑handling footprint and capabilities, along with large global grain crops. Prior year results included corn milling, which was divested in 2025.

Corporate and Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Gross Profit	$(13)	$(23)	$(18)	$(28)

Selling, general and administrative expense	$(189)	$(161)	$(727)	$(650)

Foreign exchange gains (losses) - net	$(12)	$2	$(4)	$5

Other income (expense) - net	$(119)	$206	$(48)	$284

Income (loss) from affiliates	$(2)	$11	$(2)	$19

Corporate and Other EBIT	$(334)	$35	$(796)	$(367)
Certain (gains) & charges	200	(136)	371	49
Adjusted Corporate and Other EBIT	$(134)	$(101)	$(425)	$(318)

Corporate

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Corporate EBIT	$(315)	$(164)	$(800)	$(626)
Certain (gains) & charges	170	59	341	244
Adjusted Corporate EBIT	$(145)	$(105)	$(459)	$(382)
Other

	Quarter Ended		Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024	Dec 31, 2025	Dec 31, 2024
Other EBIT	$(19)	$199	$4	$259
Certain (gains) & charges	30	(195)	30	(195)
Adjusted Other EBIT	$11	$4	$34	$64
The increase in Corporate expenses was primarily driven by the addition of Viterra. Higher Other results primarily reflected the company's captive insurance program, partially offset by $10 million of prior year income from the sugar and bioenergy joint venture that was divested in the fourth quarter of 2024.

Cash Flow

	Year Ended
(US$ in millions)	Dec 31, 2025	Dec 31, 2024
Cash provided by (used for) operating activities	$844	$1,900
Certain reconciling items to Adjusted funds from operations (3)	889	(218)
Adjusted funds from operations (3)	$1,733	$1,682
Cash provided by operations during the year was $844 million compared to $1,900 million in the prior year. The reduction of cash provided by operating activities was primarily driven by lower reported net income and net changes in working capital. Adjusted funds from operations (FFO) was $1,733 million compared to $1,682 million in the prior year.(3)

Income Taxes
The decrease in income tax expense for both the quarter and full year was primarily due to lower pre-tax income and a net benefit on various outstanding tax matters. Adjusting for notable items and mark-to-market timing differences, the full year adjusted effective income tax rate was approximately 23% for both the current and prior year. (4)

➢	Outlook(5)
Taking into account the current margin and macro environment and forward curves, Bunge expects full-year 2026 adjusted EPS in the range of $7.50 to $8.00.

The Company expects the following for 2026: an adjusted annual effective tax rate in the range of 23% to 27%; net interest expense in the range of $575 to $625 million; capital expenditures in the range of $1.5 to $1.7 billion; and depreciation and amortization of approximately $975 million.

➢	Conference Call and Webcast Details
Bunge Global SA’s management will host a conference call at 8:00 a.m. Eastern (7:00 a.m. Central) on Wednesday, February 4, 2026, to discuss the Company’s results.
Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.
To access the webcast, go to “Events & Presentations” under “News & Events” in the “Investor Center” section of the company’s website. Select “Q4 2025 Bunge Global SA Conference Call” and follow the prompts. Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

To listen to the call, please dial 1-844-735-3666. If you are located outside the United States or Canada, dial 1-412-317-5706. Please dial in approximately 10 minutes before the scheduled start time.

A call replay will be available later in the day on February 4, 2026, continuing through March 4, 2026. To access it, please dial 1-855-669-9658 in the United States and Canada, or 1-412-317-0088 in other locations. When prompted, enter confirmation code 5392465.

➢	About Bunge
At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. As a premier agribusiness solutions provider, our team of ~37,000 dedicated employees partner with farmers across the globe to move agricultural commodities from where they’re grown to where they’re needed—in faster, smarter, and more efficient ways. We are a world leader in grain origination, storage, distribution, oilseed processing and refining, offering a broad portfolio of plant-based oils, fats, and proteins. We work alongside our customers at both ends of the value chain to deliver quality products and develop tailored, innovative solutions that address evolving consumer needs. With 200+ years of experience and presence in over 50 countries, we are committed to strengthening global food security, advancing sustainability, and helping communities prosper where we operate. Bunge has its registered office in Geneva, Switzerland and its corporate headquarters in St. Louis, Missouri. Learn more at Bunge.com.

➢	Website Information
We routinely post important information for investors on our website, www.bunge.com, in the "Investors" section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, U.S. Securities and Exchange Commission ("SEC") filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

➢	Cautionary Statement Concerning Forward Looking Statements
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward looking statements to encourage companies to provide prospective information to investors. This press release includes forward looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. Forward looking statements include all statements that are not historical in nature. We have tried to identify these forward looking statements by using words including "may," "will," "should," "could," "expect," "anticipate," "believe," "plan," "intend," "estimate," "continue" and similar expressions. These forward looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward looking statements. The following factors, among others, could cause actual results to differ from these forward looking statements:
•the impact on our employees, operations, and facilities from the war in Ukraine and the resulting economic and other sanctions imposed on Russia, including the impact on us resulting from the continuation and/or escalation of the war and sanctions against Russia;
•the effect of weather conditions and the impact of crop and animal disease on our business;
•the impact of global and regional economic, agricultural, financial and commodities market, political, social and health conditions;
•changes in government policies and laws affecting our business, including agricultural, trade, tariff and foreign investment policies, financial markets regulation and environmental, tax and biofuels regulation;
•the impact of seasonality;
•the outcome of pending regulatory and legal proceedings;
•our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances, including without limitation Bunge’s business combination with Viterra;
•the impact of industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products that we sell and use in our business, fluctuations in energy and freight costs and competitive developments in our industries;
•the effectiveness of our capital allocation plans, funding needs and financing sources;
•the effectiveness of our risk management strategies;
•operational risks, including industrial accidents, natural disasters, pandemics or epidemics, wars and cybersecurity incidents;
•changes in foreign exchange policy or rates;
•the impact of our dependence on third parties;
•our ability to attract and retain executive management and key personnel; and
•other factors affecting our business generally.
The forward looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward looking statements to reflect subsequent events or circumstances.
You should refer to "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 20, 2025, as well as other risks and uncertainties set forth from time to time in reports subsequently filed with the SEC.

Investor Contact: Mark Haden Bunge Global SA Mark.Haden@bunge.com	Media Contact: Bunge News Bureau Bunge Global SA 636-359-0797 news@bunge.com

➢	Additional Financial Information
Certain gains and (charges), quarter-to-date
The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the quarters ended December 31, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Quarter Ended December 31,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$(18)	$5	$(0.09)	$0.03	$(23)	$6
Soybean Processing and Refining	$(11)	$—	$(0.06)	$—	$(16)	$—
Reserve for an equity method investment	(10)	—	(0.05)	—	(15)	—
Acquisition and integration costs	(1)	—	(0.01)	—	(1)	—

Softseed Processing and Refining	$—	$1	$—	$0.01	$—	$1
Ukraine-Russia War	—	1	—	0.01	—	1

Other Oilseeds Processing and Refining	$—	$—	$—	$—	$—	$—

Grain Merchandising and Milling	$(7)	$4	$(0.03)	$0.02	$(7)	$5
Acquisition and integration costs	(7)	—	(0.03)	—	(7)	—
Ukraine-Russia War	—	4	—	0.02	—	5

Corporate and Other:	$(167)	$130	$(0.86)	$0.95	$(200)	$136
Pension settlement	(88)	—	(0.46)	—	(118)	—
Acquisition and integration costs	(49)	(58)	(0.25)	(0.41)	(52)	(59)
Impairment of long-term investments	(30)	—	(0.15)	—	(30)	—
Gain on sale of equity method investment	—	188	—	1.36	—	195

Total	$(185)	$135	$(0.95)	$0.98	$(223)	$142
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Soybean Processing and Refining
EBIT for the quarter ended December 31, 2025 included a $15 million reserve for expected credit losses, in Other income (expense) - net, related to certain loan guarantees for a minority investment in South America.
EBIT for the quarter ended December 31, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
Softseed Processing and Refining
EBIT for the quarter ended December 31, 2024 included $1 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
Grain Merchandising and Milling
EBIT for the quarter ended December 31, 2025 included $7 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
EBIT for the quarter ended December 31, 2024 included $5 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
Corporate and Other
EBIT for the quarter ended December 31, 2025 included a $118 million loss related to the settlement of one of the Company’s US defined benefit pension plans, recorded in Other income (expense) - net.
The following is a summary of acquisition and integration costs related to the completed business combination agreement with Viterra recorded in the Company's Consolidated Statements of Income (Loss).

	Quarter Ended December 31,
(US$ in millions)	2025	2024
Cost of goods sold	$(4)	$—
Selling, general and administrative expenses	(48)	$(47)
Interest expense	(8)	(4)
Other income (expense) — net	—	(12)
Income tax (expense) benefit	11	5
Net income (loss)	$(49)	$(58)
EBIT for the quarter ended December 31, 2025 included a $30 million impairment charge, in Other income (expense) - net, related to certain long-term investments held in Other non-current assets.
EBIT for the quarter ended December 31, 2024 included a $195 million gain on the sale of Bunge's 50% ownership share in BP Bunge Bioenergia, recorded in Other income (expense) - net.

Certain gains and (charges), year-to-date

The following table provides a summary of certain gains and (charges) that may be of interest to investors, including a description of these items and their effect on Net income (loss) attributable to Bunge, Earnings per share diluted and EBIT for the years ended December 31, 2025 and 2024.

(US$ in millions, except per share data)	Net Income (Loss) Attributable to Bunge		Earnings Per Share Diluted		EBIT
Year Ended December 31,	2025	2024	2025	2024	2025	2024

Reportable Segments:	$93	$(14)	$0.55	$(0.10)	$125	$(13)
Soybean Processing and Refining	$(11)	$(19)	$(0.07)	$(0.13)	$(16)	$(19)
Reserve for an equity method investment	(10)	—	(0.06)	—	(15)	—
Acquisition and integration costs	(1)	—	(0.01)	—	(1)	—
Impairment of equity method investment	—	(19)	—	(0.13)	—	(19)

Softseed Processing and Refining	$—	$1	$—	$0.01	$—	$1
Ukraine-Russia War	—	1	—	0.01	—	1

Other Oilseed Processing and Refining	$(1)	$—	$(0.01)	$—	$(1)	$—
Acquisition and integration costs	(1)	—	(0.01)	—	(1)	—

Grain Merchandising and Milling	$105	$4	$0.63	$0.02	$142	$5
Gain on sale of a business	118	—	0.71	—	155	—
Acquisition and integration costs	(13)	—	(0.08)	—	(13)	—
Ukraine-Russia War	—	4	—	0.02	—	5

Corporate and Other:	$(336)	$(55)	$(2.01)	$(0.38)	$(371)	$(49)
Acquisition and integration costs	(218)	(243)	(1.30)	(1.70)	(223)	(244)
Pension settlement	(88)	—	(0.53)	—	(118)	—
Impairment of long-term investments	(30)	—	(0.18)	—	(30)	—
Gain on sale of equity method investment	—	188	—	1.32	—	195

Total	$(243)	$(69)	$(1.46)	$(0.48)	$(246)	$(62)
See Definition and Reconciliation of Non-GAAP Measures.

Reportable Segments
Soybean Processing and Refining
EBIT for the year ended December 31, 2025 included a $15 million reserve for expected credit losses, in Other income (expense) - net, related to certain loan guarantees for a minority investment in South America.
EBIT for the year ended December 31, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
EBIT for the year ended December 31, 2024 included a $19 million impairment charge, in Income (loss) from affiliates, related to a minority investment in North America.
Softseed Processing and Refining
EBIT for the year ended December 31, 2024 included $1 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
Other Oilseeds Processing and Refining
EBIT for year ended December 31, 2025 included $1 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
Grain Merchandising and Milling
EBIT for the year ended December 31, 2025 also included a $155 million gain on sale from the disposition of our corn milling business in North America, recorded in Other income (expense) - net.
EBIT for the year ended December 31, 2025 included $13 million in Selling, general and administrative expenses related to the completed business combination with Viterra.
EBIT for the year ended December 31, 2024 included $5 million in insurance recoveries, in Cost of goods sold, related to certain previously damaged property as a result of the Ukraine-Russia war.
Corporate and Other
The following is a summary of acquisition and integration costs related to the completed business combination agreement with Viterra recorded in the Company's Consolidated Statements of Income (Loss).

	Year Ended December 31,
(US$ in millions)	2025	2024
Cost of goods sold	$(7)	$(5)
Selling, general and administrative expenses	(216)	(227)
Interest expense	(28)	(17)
Other income (expense) — net	—	(12)
Income tax (expense) benefit	33	18
Net income (loss)	$(218)	$(243)

EBIT for the year ended December 31, 2025 included a $118 million loss related to the settlement of one of the Company’s US defined benefit pension plans, recorded in Other income (expense) - net.
EBIT for the year ended December 31, 2025 included a $30 million impairment charge, in Other income (expense) - net, related to certain long-term investments held in Other non-current assets.

EBIT for the year ended December 31, 2024 included a $195 million gain on the sale of Bunge's 50% ownership share in BP Bunge Bioenergia, recorded in Other income (expense) - net.

➢	Consolidated Earnings Data (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net sales	$23,762	$13,542	$70,329	$53,108
Cost of goods sold	(22,751)	(12,461)	(66,920)	(49,715)
Gross profit	1,011	1,081	3,409	3,393
Selling, general and administrative expenses	(637)	(451)	(2,113)	(1,776)
Foreign exchange (losses) gains - net	(65)	(88)	(51)	(189)
Other income (expense) – net	(57)	230	289	442
Income (loss) from affiliates	10	20	26	(38)
EBIT attributable to noncontrolling interest (a) (1)	2	(25)	(27)	(40)
Total EBIT	264	767	1,533	1,792
Interest income	40	51	202	163
Interest expense	(216)	(113)	(628)	(471)
Income tax (expense) benefit	2	(100)	(288)	(336)
Noncontrolling interest share of interest and tax (a) (1)	5	(3)	—	(11)
Income (loss) from continuing operations, net of tax	95	602	819	1,137
Income (loss) from discontinued operations, net of tax	—	—	(3)	—
Net income (loss) attributable to Bunge (1)	$95	$602	$816	$1,137

Net income (loss) attributable to Bunge shareholders - diluted
Continuing operations	$0.49	$4.36	$4.93	$7.99
Discontinued operations	—	—	(0.02)	—
Net income (loss) per share - diluted	$0.49	$4.36	$4.91	$7.99
Weighted–average shares outstanding - diluted	195	138	166	142

(a) The line items "EBIT attributable to noncontrolling interest" and "Noncontrolling interest share of interest and tax" when combined, represent consolidated Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests on a U.S. GAAP basis of presentation.

➢	Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
(US$ in millions)	2025	2024
Assets
Cash and cash equivalents	$1,135	$3,311
Time deposits under trade structured finance program	208	—
Trade accounts receivable, net	3,870	2,148
Inventories (a)	13,198	6,491
Assets held for sale	191	8
Other current assets	5,789	4,000
Total current assets	24,391	15,958
Property, plant and equipment, net	11,678	5,254
Operating lease assets	1,686	932
Goodwill and other intangible assets, net	3,450	774
Investments in affiliates	1,495	779
Other non-current assets	1,828	1,202
Total assets	$44,528	$24,899

Liabilities and Equity
Short-term debt	$3,883	$875
Current portion of long-term debt	1,337	669
Letter of credit obligations under trade structured finance program	208	—
Trade accounts payable	4,881	2,777
Current operating lease obligations	499	286
Liabilities held for sale	61	10
Other current liabilities	4,258	2,818
Total current liabilities	15,127	7,435
Long-term debt	8,831	4,694
Non-current operating lease obligations	1,097	595
Other non-current liabilities	2,051	1,226
Total liabilities	27,106	13,950
Redeemable noncontrolling interest	53	4
Total equity	17,369	10,945
Total liabilities, redeemable noncontrolling interest and equity	$44,528	$24,899
(a) Includes RMI of $11,361 million and $5,224 million at December 31, 2025 and 2024, respectively.

➢	Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended December 31,
(US$ in millions)	2025	2024
Operating Activities
Net income (loss) (1)	$843	$1,188
Adjustments to reconcile net income (loss) to cash provided by (used for) operating activities:
Impairment charges	53	41
Foreign exchange (gain) loss on net debt	(216)	174
Share-based compensation expense	73	65
Depreciation, depletion and amortization	703	468
Deferred income tax expense (benefit)	(62)	(10)
(Gain) loss on sale of investments and property, plant and equipment	(160)	(205)
Results from affiliates	(26)	19
Other, net	138	65
Changes in operating assets and liabilities, excluding the effects of acquisitions and dispositions:
Trade accounts receivable	(469)	169
Inventories	(700)	96
Secured advances to suppliers	22	207
Trade accounts payable and accrued liabilities	153	(538)
Advances on sales	(58)	51
Net unrealized (gain) loss on derivative contracts	395	262
Margin deposits	(79)	36
Recoverable and income taxes, net	(11)	(242)
Marketable securities	15	(36)
Other, net	230	90
Cash provided by (used for) operating activities	844	1,900
Investing Activities
Payments made for capital expenditures	(1,723)	(1,376)
Acquisitions of businesses (net of cash acquired)	(4,201)	—
Proceeds from investments	2,753	887
Payments for investments	(2,995)	(1,285)
Settlement of net investment hedges	(85)	71
Proceeds from disposal of business and property, plant and equipment	953	8
Proceeds from sale of investments in affiliates	100	728
Payments for investments in affiliates	(72)	(61)
Other, net	43	(86)
Cash provided by (used for) investing activities	(5,227)	(1,114)
Financing Activities
Net proceeds (repayments) of short-term debt	1,863	124
Net proceeds (repayments) of long-term debt	1,232	1,292
Debt issuance costs	(29)	(24)
Repurchases of registered or common shares	(551)	(1,100)
Dividends paid to registered or common shareholders	(459)	(378)
Contributions from (Return of capital to) noncontrolling interest	30	53
Sale of redeemable noncontrolling interest	206	—
Acquisition of noncontrolling interest	(18)	—
Other, net	(45)	(57)
Cash provided by (used for) financing activities	2,229	(90)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	(8)	9
Net increase (decrease) in cash and cash equivalents and restricted cash	(2,162)	705
Cash and cash equivalents, and restricted cash - beginning of period	3,328	2,623
Cash and cash equivalents, and restricted cash - end of period	$1,166	$3,328

➢	Definition and Reconciliation of Non-GAAP Measures
This earnings release contains certain "non-GAAP financial measures" as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.
Total EBIT and Adjusted Total EBIT
Bunge uses earnings before interest and tax ("EBIT”) to evaluate the operating performance of its individual reportable segments as well as Corporate and Other results. Total EBIT excludes EBIT attributable to noncontrolling interests and EBIT attributable to discontinued operations. Bunge also uses Segment EBIT, Corporate and Other EBIT and Total EBIT to evaluate the operating performance of Bunge’s reportable segments and Total reportable segments together with Corporate and Other activities. Segment EBIT is the aggregate of the earnings before interest and taxes of each of Bunge’s Soybean Processing and Refining, Softseed Processing and Refining, Other Oilseeds Processing and Refining, and Grain Merchandising and Milling reportable segments. Total EBIT is the aggregate of the earnings before interest and taxes of Bunge’s reportable segments, together with its Corporate and Other activities.
Adjusted Segment EBIT, Adjusted Corporate and Other EBIT and Adjusted Total EBIT, are calculated by excluding temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, from Segment EBIT, Corporate and Other EBIT, and Total EBIT, respectively.
Segment EBIT, Corporate and Other EBIT, Total EBIT, Adjusted Segment EBIT, Adjusted Corporate and Other EBIT, and Adjusted Total EBIT are non-GAAP financial measures and are not intended to replace Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge's management believes these non-GAAP measures are a useful measure of its operating profitability since the measures allow for an evaluation of performance without regard to financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge's industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to Net income (loss) or any other measure of consolidated operating results under U.S. GAAP.
Net income (loss) attributable to Bunge to Adjusted Net income (loss) from continuing operations attributable to Bunge
Adjusted Net Income (loss) from continuing operations excludes temporary mark-to-market timing differences, as defined in note 2 below, and certain gains and (charges), as described in "Additional Financial Information" above, and Income (loss) from discontinued operations, net of tax and is a non-GAAP financial measure. This measure is not a measure of Net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to Net Income (loss) attributable to Bunge, Net Income (loss), or any other measure of consolidated operating results under U.S. GAAP. Bunge's management believes Adjusted Net income (loss) from continuing operations is a useful measure of the Company's profitability.
We also have presented projected Adjusted Net income per share from continuing operations for 2026. This information is provided only on a non-GAAP basis without reconciliation to projected Net Income per share for 2026, the most directly comparable U.S. GAAP measure. The most directly comparable GAAP measure has not been provided due to the inability to quantify certain amounts necessary for such reconciliation, including but not limited to potentially significant future market price movements in 2026, and Bunge believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from projected Adjusted Net income per share from continuing operations for full-year 2026.
Below is a reconciliation of Net income (loss) attributable to Bunge, to Total EBIT, and Adjusted Total EBIT:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$95	$602	$816	$1,137
Interest income	(40)	(51)	(202)	(163)
Interest expense	216	113	628	471
Income tax expense (benefit)	(2)	100	288	336
(Income) loss from discontinued operations, net of tax	—	—	3	—
Noncontrolling interest share of interest and tax	(5)	3	—	11
Total EBIT	$264	$767	$1,533	$1,792

Soybean Processing and Refining EBIT	$157	$409	$1,225	$872
Softseed Processing and Refining EBIT	184	140	521	663
Other Oilseeds Processing and Refining EBIT	46	6	118	216
Grain Merchandising and Milling EBIT	211	177	465	408
Segment EBIT	$598	$732	$2,329	$2,159

Corporate and Other EBIT	$(334)	$35	$(796)	$(367)

Total EBIT	$264	$767	$1,533	$1,792
Mark-to-market timing differences	135	(180)	255	163
Certain (gains) & charges	223	(142)	246	62
Adjusted Total EBIT	$622	$445	$2,034	$2,017
Below is a reconciliation of Net income (loss) attributable to Bunge, to Adjusted Net income (loss) from continuing operations attributable to Bunge:

	Quarter Ended December 31,		Year Ended December 31,
(US$ in millions, except per share data)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$95	$602	$816	$1,137
Adjustment for Mark-to-market timing difference	108	(172)	198	102
(Income) loss from discontinued operations, net of tax	—	—	3	—
Adjusted for certain (gains) and charges:
Gain on sale of a business	—	—	(118)	—
Acquisition and integration costs	57	58	233	243
Pension settlement	88	—	88	—
Reserve for an equity method investment	10	—	10	—
Impairment of equity method and other long-term investments	30	—	30	19
Gain on sale of equity method investments	—	(188)	—	(188)
Ukraine-Russia war	—	(5)	—	(5)
Adjusted Net income (loss) from continuing operations attributable to Bunge	$388	$295	$1,260	$1,308
Weighted-average shares outstanding - diluted (a)	195	138	166	142
Adjusted Net income (loss) per share from continuing operations - diluted	$1.99	$2.13	$7.57	$9.19
(a) There were less than 1 million anti-dilutive outstanding stock options or contingently issuable restricted stock units excluded from the weighted-average number of shares outstanding for the quarters and years ended December 31, 2025 and 2024.

Adjusted Funds From Operations
Adjusted FFO is calculated by excluding from Cash provided by (used for) operating activities, foreign exchange gain (loss) on net debt, working capital changes, net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests, and mark-to-market timing differences after tax. Adjusted FFO is a non-GAAP financial measure and is not intended to replace Cash provided by (used for) operating activities, the most directly comparable U.S. GAAP financial measure. Bunge's management believes the presentation of this measure allows investors to view its cash generating performance using the same measure that management uses in evaluating financial and business performance and trends without regard to foreign exchange gains and losses, working capital changes and mark-to-market timing differences. This non-GAAP measure is not a measure of consolidated cash flow under U.S. GAAP and should not be considered as an alternative to Cash provided by (used for) operating activities, Net increase (decrease) in cash and cash equivalents, and restricted cash, or any other measure of consolidated cash flow under U.S. GAAP.
Adjusted Effective Income Tax Rate
Adjusted effective income tax rate is calculated by adding or deducting from effective income tax rate the income tax effect of the non-GAAP adjustments made to Net income (loss) attributable to Bunge used to calculate Adjusted net income (loss) from continuing operations attributable to Bunge; see “Net income (loss) attributable to Bunge to Adjusted Net Income (loss) from continuing operations attributable to Bunge” above. These non-GAAP adjustments are presented on a pre-tax basis. Adjusted effective income tax rate is a non-GAAP financial measure and is not intended to replace effective income tax rate, the most directly comparable U.S. GAAP financial measure. Bunge's management believes that presenting the Adjusted effective income tax rate allows investors to consider the effective income tax rate associated with Bunge’s core operations. We have also presented projected adjusted effective income tax rate for 2026. This information is provided without reconciliation to projected effective income tax rate for 2026, the most directly comparable U.S. GAAP measure, due to the inability to quantify the amounts necessary to calculate projected net income per share, as described above, and Bunge believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. These amounts could result in significant adjustments from projected effective income tax rate for 2026.

➢	Notes
(1)    A reconciliation of Net income (loss) attributable to Bunge, to Net income (loss) is as follows:

	Quarter ended December 31,		Year Ended December 31,
(US$ in millions)	2025	2024	2025	2024
Net income (loss) attributable to Bunge	$95	$602	$816	$1,137
EBIT attributable to noncontrolling interest	(2)	25	27	40
Noncontrolling interest share of interest and tax	(5)	3	—	11
Net income (loss)	$88	$630	$843	$1,188

(2)    Mark-to-market timing difference comprises the estimated net temporary impact resulting from unrealized period-end gains/losses associated with the fair valuation of certain forward contracts, RMI, and related futures contracts associated with our committed future operating capacity and sales, as well as certain forward foreign exchange contracts. The impact of these mark-to-market timing differences, which is expected to reverse over time due to the forward contracts, RMI, and related futures contracts being part of an economically-hedged position, is not representative of the operating performance of our business.

(3)    A reconciliation of Cash provided by (used for) operating activities to Adjusted funds from operations (FFO) is as follows:

	Year Ended December 31,
(US$ in millions)	2025	2024
Cash provided by (used for) operating activities	$844	$1,900
Foreign exchange gain (loss) on net debt	216	(174)
Working capital changes	502	(95)
Net (income) loss attributable to noncontrolling interests and redeemable noncontrolling interests	(27)	(51)
Mark-to-market timing difference, after tax	198	102
Adjusted FFO	$1,733	$1,682
(4)    A reconciliation of the U.S. GAAP effective income tax rate ("ETR") to the Adjusted effective income tax rate is as follows:

	Year Ended December 31,
(US$ in millions)	2025	2024
U.S. GAAP ETR - Net income (loss)	25.7%	22.1%
Impact from discontinued operations	(0.3)%	—%
Impact of noncontrolling interest	0.4%	0.4%
U.S. GAAP ETR - Net income attributable to Bunge from continuing operations	25.8%	22.5%
Impact of Mark-to-market timing differences	(0.5)%	1.5%
Impact of Certain gains and (charges)	(2.4)%	(0.6)%
Adjusted effective income tax rate	22.9%	23.4%
(5)    We have not presented a comparable U.S. GAAP financial measure for any full-year 2026 outlook financial measures presented on an adjusted, non-GAAP basis because the information necessary for such presentation is unavailable at this time. The information necessary to prepare the comparable U.S. GAAP presentation could result in significant differences from the non-GAAP financial measures presented in this release. Please see “Definition and Reconciliation of Non-GAAP Measures” for more information.